Exhibit 99.1

FOR IMMEDIATE RELEASE:	August 1, 2013
CONTACT:	Paul Askegaard
Aetrium Incorporated
(651) 704-1812
NASDAQ:	ATRM

AETRIUM REPORTS SALE OF ITS RELIABILITY TEST PRODUCTS BUSINESS

St. Paul, Minn (8/1/13)—Aetrium Incorporated (Nasdaq: ATRM) today is pleased to announce the sale of its Reliability Test Products (RTP) business to Cascade Microtech, Inc. (Nasdaq: CSCD). Cascade Microtech is a leader in the enabling of precision measurements of integrated circuits at the wafer level. Aetrium’s RTP business specializes in package and wafer-level solutions for wafer process technologies. This acquisition strengthens Cascade Microtech’s position as a world-wide leader in the design, development, and manufacture of advanced wafer probing solutions for the electrical measurement and test of semiconductor integrated circuits.

“We have successfully partnered very closely with Cascade Microtech for many years on wafer level reliability testing applications and expect a smooth and orderly transition of personnel and physical assets,” commented Joseph C. Levesque, president and chief executive officer of Aetrium. “Cascade Microtech, headquartered in Beaverton, Oregon, will sublease a portion of Aetrium’s facility in Minnesota for a minimum of nine months. We expect the amiable working relationship we have established between our two companies will continue.”

The sale price for the RTP business was $1.9 million in cash and contingent consideration of an additional $1.5 million over a period of nine to 18 months from the date of sale. $1 million of the contingent consideration is in the form of an earn out that starts once a minimum of $2.25 million in revenues is attained over the next nine months, at which time Aetrium is scheduled to receive two-thirds of every additional revenue dollar for that period up to the full $1.0 million earn out.

Certain matters in this news release are forward-looking statements which are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, adverse domestic or global economic conditions, slowing growth in the demand for semiconductor devices, the volatility and cyclicality of the microelectronics industry, changes in the rates of capital expenditures by semiconductor manufacturers, progress of product development programs, unanticipated costs associated with the integration or restructuring of operations, and other risk factors set forth in the Company’s SEC filings, including its Form 10-K for the year ended December 31, 2012.

Aetrium, based in North St. Paul, Minnesota, is a leading supplier of proprietary technologies and equipment that are used by the worldwide semiconductor industry to test ICs.  The company’s products are used by customers to advance reliability, improve quality, increase product yield or improve manufacturing processes.  Aetrium’s common stock is publicly traded on the Nasdaq market under the symbol ATRM.  More information about Aetrium is available on the internet at www.Aetrium.com.